Thank you, Nate!
After 15 wonderful years, our co-founder, partner, and pyramid topper (!), Dr. Nate Gross is moving on. He’ll remain an advisor here at Doximity, but not in a day-to-day role. We will miss him.
I first met Nate when he was co-founding Rock Health back in 2009. I recall being so impressed that he’d re-engineered his hospital’s pager software to run on his iPhone. He was then, and remains now, a human encyclopedia of digital health, a physician tech enthusiast who really understands how it all fits together.
That’s why we’re proud to keep Nate as an active advisor. He ain’t done fixing healthcare yet.

All the best, Nate.
Jeff
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A farewell letter from Dr. Nate:
To my Doximity family,

Fifteen-and-a-half years ago, Jeff, Shari and I came together around a belief that physicians deserved better tools, and that it was possible to build a technology company that was unapologetically doctor-centric. That idea became Doximity, and, thanks to you, it has grown bigger than all of us. Building it with you has been the most meaningful chapter of my life.

Today I’m sharing a bittersweet update: I’ll be stepping down from my day-to-day role. I’ll remain an advisor and a proud member of the platform. This was an incredibly hard decision because I love what we do each day.

I’m as excited about Doximity’s future as I’ve ever been, and we’re in a terrific position to keep building great products:

•The products you’re building in workflow, news, and AI are transformative to the healthcare industry. And the product roadmap I’ve watched take shape over the past year convinces me Doximity has the ingredients to become a generational company while staying true to our “Physicians First” compass.
•Your discipline—in earning partners’ trust, insisting on win-wins for our members, and running lean and profitable—empowers us to continue to serve the medical profession and act on our vision.
•Most importantly, the team developing and leading this work is world-class and keeps leveling up every quarter.

That combination makes this a rare, genuinely good moment for a co-founder to pass the baton to immensely talented colleagues and create space for a new challenge.

To Jeff, Shari and our early team: thank you for believing in me, and in the idea that a platform for physicians could—and should—exist. To every Doxer past and present: your craft and relentless GSD spirit set the bar for what a mission-driven company can be, and it truly is special. To our investors, board, and partners: thank you for staying patient when quick wins beckoned, and for recognizing that doing right by doctors is a durable business model. To the physicians who invite us into their daily work, thank you for your candor and your trust; you remain our north star.

There is plenty more history to write. It’s a unique moment to raise the bar for what doctors can expect from technology. I’ll be cheering (loudly, with access to feedback buttons) from the stands, thrilled to watch what you ship next.

Thank you for letting me play a part in the story.

With deep gratitude and great optimism,

Nate
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